Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2005, with respect to the financial statements and schedule of H-Lines Holding Corp. included in the Registration Statement and related Prospectus of Horizon Lines, Inc. for the registration of its common stock dated March 1, 2005.

/s/ Ernst & Young LLP

Greensboro, North Carolina

March 1, 2005